Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

The Western Union Company

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity(3)	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	25,700,000	13.20	339,240,000	.00014760	50,071.82

	Total Offering Amounts							$--
	Total Fee Offsets							$--
		Net Fee Due						$50,071.82

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $13.20 per share, the average of the high and low prices of the Registrant’s Common Stock on May 15, 2024 as reported on the New York Stock Exchange.

(3)	Represents shares of the Registrant’s Common Stock issuable under The Western Union Company 2024 Long-Term Incentive Plan.